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                      QuesTech, Inc. and Subsidiaries

      Exhibit (11) - Statement Re: Computation of Earnings Per Share


                                    Three Months           Six Months
                                    Ended June 30         Ended June 30
                                   1997       1996       1997       1996
Primary:
Average Shares Outstanding      1,438,423  1,368,490  1,437,683  1,363,405
Net effect of dilutive stock
 options                           74,533    148,824     72,745    153,606

Weighted average number of
  shares                        1,512,956  1,517,314  1,510,428  1,517,011
Net income                      $ 170,100  $ 167,900  $ 291,700  $ 278,600
Earnings per share, primary         $0.11      $0.11      $0.19      $0.18

Fully diluted:
Average Shares Outstanding      1,438,423  1,368,490  1,437,683  1,363,405
Net effect of dilutive stock
 options                           98,998    150,435     98,838    154,368

Totals                          1,537,421  1,518,925  1,536,521  1,517,773
Net Income                      $ 170,100  $ 167,900  $ 291,700  $ 278,600
Earnings per share, fully
   diluted                          $0.11      $0.11       $.19       $.18

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